Exhibit 99.1

Rekor Systems Reports Third Quarter 2026 Financial Results

Recurring Revenue Grew 16% to $7.5 Million; Nine-Month Operating Cash Use Cut 49% as Rekor Completes Major Rightsizing and Builds Foundation for 2027 Growth

COLUMBIA, Md., November 12, 2026 (GLOBE NEWSWIRE) -- Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the "Company"), which builds trusted data, privacy, and security solutions for real-world video and sensor networks, today reported financial and operational results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

•

Recurring revenue increased 16% year over year to $7.5 million, representing 69% of total revenue, up from 46% a year ago. Recurring revenue increased 19% to $20.8 million for the first nine months of 2026, reinforcing the expansion of the Company’s recurring revenue base.

•

Net loss narrowed to $2.9 million, or $0.02 per share, from $4.1 million, or $0.03 per share. For the first nine months, net loss narrowed to $12.8 million from $23.7 million, reflecting significant progress in the Company’s operating realignment.

•	Net cash used in operating activities decreased 49% to $10.6 million for the first nine months of 2026, a $10.0 million year-over-year reduction.
•

Exited the former Columbia, Maryland headquarters and Tel Aviv leases, eliminating approximately $9.7 million of operating lease liabilities and positioning the Company to realize more than $2 million in expected annual savings.

Business Highlights

Oregon statewide driver alerts. On September 30, Rekor announced that the Oregon Department of Transportation issued an Intent to Award for its Connected In-Vehicle Alerts program, with an anticipated five-year value of $1.4 million. Final terms remain under negotiation, with annual renewals required after the second year.

FDOT Funding Expansion. On October 28, Rekor announced that the Florida Department of Transportation increased its statewide intelligent transportation infrastructure contract ceiling by approximately 94%, from $4.9 million to $9.5 million. Use of the additional spending capacity depends on funding and authorized task work orders, and the ceiling does not represent committed revenue.

Born Authentic™ and Rekor Scout®. In August, Rekor expanded Born Authentic™ (formerly known as GoSecure™). This integrates recorded audio authentication into the product offering at the same level of integrity as its video authentication capabilities. Rekor plans to introduce Born Authentic™ to retail customers through an e-commerce site in Q1 2027. In July, Rekor launched the Rekor Scout® Axis Agent with Born Authentic™. This brings video integrity verification, as well as license plate and vehicle recognition, to supported Axis cameras.

Nasdaq and legal matters. As previously announced, Nasdaq granted Rekor an additional 180-day period, through April 26, 2027, to regain compliance with the minimum bid price requirement. On October 16, 2026, the Company filed a verified complaint in the Delaware Court of Chancery against former director Viraj Mehta, alleging a breach of his fiduciary duty of loyalty in connection with the December 2025 financing and seeking damages and other relief. The allegations have not been adjudicated, and the outcome cannot be predicted. The Company continues to examine beneficial ownership reporting and trading activity in Rekor shares, including questions raised by market surveillance information, and to share its concerns with the appropriate regulators. Any further action will depend on the evidence and applicable law.

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Cash Position, Debt Restructuring and Outlook

The Company ended the third quarter of 2026 with $5.1 million in cash and cash equivalents and an additional $0.3 million of restricted cash. For the nine months ended September 30, 2026, net cash used in operating activity decreased by $10.0 million, or 49%, compared with the prior-year period. During the third quarter, the Company made one-time lease termination payments of approximately $2.6 million, eliminating the remaining rent obligations at the Columbia, MD and Tel Aviv locations. Total operating lease liabilities declined to $0.8 million as of September 30, 2026, from $13.3 million as of December 31, 2025.

Rekor is in active, productive discussions with multiple lenders regarding refinancing its $15.0 million Series A Prime Revenue Sharing Notes, which mature on December 15, 2026. Management believes that the growth of its aggregate contract portfolio since the notes were originally issued in 2023 enhances the Company’s ability to procure a larger credit facility. Any transaction remains subject to lender commitments, definitive agreements and closing conditions. There can be no assurance that refinancing or other financing will be completed before maturity or on acceptable terms.

Rekor entered 2026 with a defined operating objective: establish a cost structure designed to support profitability at approximately $50 million of annual revenue. This is an operating objective, not a revenue forecast or an assurance of profitability; achievement depends on revenue mix, margins and financing costs. The major right-sizing cost initiatives are now substantially complete, while opportunities for expanded revenue continue to grow within the contract base. The Company has now also completed several months of sales and marketing planning, including a detailed review of manufacturers’ suggested retail prices across its offerings to improve prospective margins. Management is now advancing its sales and marketing initiatives, pursuing statewide transportation opportunities, expanding recurring revenue and preparing Born Authentic for its planned Q1 2027 retail introduction.

“The progress we made in 2026 is substantial and measurable,” said Robert A. Berman, Chairman and Chief Executive Officer. “It is challenging to grow a business while fundamentally restructuring it, but that is exactly the work we undertook. We reduced expenses, strengthened our recurring revenue base, materially improved operating cash use, and exited leased facilities that no longer fit the business. Our goal was not simply to lower costs; it was to create an operating foundation designed for profitability at approximately $50 million in annual revenue. At the same time, we continue to see significant growth opportunities and have spent months building our go-to-market strategy and reviewing pricing across our portfolio, with an emphasis on stronger margins. That work is substantially complete, and we are moving forward with a more focused sales and marketing program. We believe the combination of a more efficient cost structure, an expanding contract portfolio, and a disciplined commercialization plan positions Rekor for meaningful progress in 2027. We are also actively engaging multiple lenders on a refinancing of our Prime Revenue Sharing Notes and believe the growth of our contract portfolio since the notes were issued gives us a stronger basis for those discussions. Our focus is on executing this plan and delivering results.”

Three and Nine Months Ended September 30, 2026 Financial Results

This section highlights the changes for the three and nine months ended September 30, 2026, compared to the three and nine months ended September 30, 2025.

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Revenues and Cost of Revenue, excluding Depreciation and Amortization

(Dollars in thousands, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Recurring revenue	$7,546	$6,520	$20,843	$17,537
Product and service revenue	3,358	7,674	12,987	18,214
Revenue	$10,904	$14,194	$33,830	$35,751
Cost of revenue, excluding depreciation and amortization	5,646	5,195	16,093	16,200
Adjusted Gross Profit	$5,258	$8,999	$17,737	$19,551
Adjusted Gross Margin	48.2%	63.4%	52.4%	54.7%

Third quarter revenue decreased 23% to $10.9 million from $14.2 million, and revenue for the first nine months decreased 5% to $33.8 million from $35.8 million, primarily reflecting significant, high-margin perpetual software license sales in the prior-year periods that did not recur. The ALPR market has been navigating uncertainty over evolving privacy expectations and potential standards, which management believes has contributed to a more cautious customer purchasing environment. Particularly in that market, we believe that customer satisfaction reflected in the maintenance of our contract base demonstrates that we are well positioned to respond to the market’s concerns. Against that backdrop, recurring revenue increased 16% in the quarter and 19% for the first nine months, reaching $7.5 million and $20.8 million, respectively. The change in revenue mix underscores the Company’s growing base of recurring business, although recurring sales have not yet fully replaced those prior-year perpetual license transactions.

Adjusted Gross Margin decreased to 48.2% from 63.4% for the three months ended September 30, 2026, and to 52.4% from 54.7% for the first nine months, reflecting a less favorable revenue mix, including the absence of higher-margin perpetual license transactions in the current-year quarter. Management has completed a detailed review of product pricing and MSRP, alongside initiatives to internalize portable traffic data processing and deploy previously purchased component inventory, with the objective of improving margins as new business is implemented.

Adjusted Gross Profit is a non-GAAP financial measure calculated as revenue less cost of revenue, excluding depreciation and amortization, and Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by revenue. These measures should not be considered in isolation from, or as a substitute for, GAAP financial measures. Management uses these measures to evaluate operating performance before depreciation and amortization and believes they assist investors in comparing performance across periods.

Operating Expenses and Loss from Operations

(Dollars in thousands)

	Three Months Ended September 30,
	2026	2025	$ Change	% Change
General and administrative	$5,542	$6,299	$(757)	(12)%
Selling and marketing	590	1,465	(875)	(60)%
Research and development	2,088	3,660	(1,572)	(43)%
Subtotal	8,220	11,424	(3,204)	(28)%
Loss on write-off of property and equipment	2,170	-	2,170	n/m
Gain on lease remeasurement, net	(3,920)	-	(3,920)	n/m
Depreciation and amortization	1,122	1,545	(423)	(27)%
Total operating expenses	$7,592	$12,969	$(5,377)	(41)%
Loss from operations	$(2,334)	$(3,970)	$1,636	41%

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(Dollars in thousands)

	Nine Months Ended September 30,
	2026	2025	$ Change	% Change
General and administrative	$19,015	$20,519	$(1,504)	(7)%
Selling and marketing	2,191	4,923	(2,732)	(55)%
Research and development	8,009	11,289	(3,280)	(29)%
Subtotal	29,215	36,731	(7,516)	(20)%
Loss on write-off of property and equipment	2,170	-	2,170	n/m
Gain on lease remeasurement, net	(6,673)	-	(6,673)	n/m
Depreciation and amortization	3,955	4,662	(707)	(15)%
Total operating expenses	$28,667	$41,393	$(12,726)	(31)%
Loss from operations	$(10,930)	$(21,842)	$10,912	50%

Total operating expenses decreased 41% to $7.6 million for the third quarter and 31% to $28.7 million for the first nine months. These GAAP figures include significant non-recurring lease-related accounting items. More indicative of the underlying operating cost reduction, combined general and administrative, selling and marketing, and research and development expenses declined $3.2 million, or 28%, for the quarter and $7.5 million, or 20%, for the first nine months, primarily as a result of the Company’s deliberate headcount reduction and cost-containment measures. Management believes these actions have substantially completed the right-sizing program begun in 2026 and established a more efficient cost base for the next stage of growth.

Third-quarter results included a $3.9 million net gain on lease remeasurement related to the termination of the Columbia, Maryland, and Tel Aviv leases, partially offset by a $2.2 million loss on the write-off of leasehold improvements and other property and equipment at the Columbia location. The nine-month period also included a $2.8 million gain on the remeasurement of the Tel Aviv lease liability recognized in the second quarter. Loss from operations improved 41% to $2.3 million from $4.0 million for the third quarter and 50% to $10.9 million from $21.8 million for the first nine months.

EBITDA and Adjusted EBITDA

The Company calculates EBITDA as net loss before interest, taxes, depreciation, and amortization. The Company calculates Adjusted EBITDA as EBITDA adjusted for (i) stock-based compensation, (ii) gain on lease remeasurement, net, (iii) loss on write-off of property and equipment related to lease exits, (iv) gains or losses on the remeasurement of contingent consideration and holdback shares, and (v) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the U.S. ("U.S. GAAP") and should not be considered as an alternative to net loss or cash flow from operating activities as indicators of operating performance or liquidity. Management uses these measures to evaluate the Company’s operating performance excluding non-cash and non-recurring items. Other companies may calculate EBITDA and Adjusted EBITDA differently. These non-GAAP measures should not be considered in isolation from, or as a substitute for, GAAP measures.

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The following table sets forth the components of EBITDA and Adjusted EBITDA for the periods included (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(2,857)	$(4,149)	$(12,769)	$(23,681)
Interest, net	525	568	1,534	1,744
Depreciation and amortization	1,122	1,545	3,955	4,662
EBITDA	(1,210)	(2,036)	(7,280)	(17,275)
Share-based compensation	353	577	1,487	2,670
Loss on write-off of property and equipment	2,170	-	2,170	-
Gain on lease remeasurement, net	(3,920)	-	(6,673)	-
Loss on remeasurement of ATD Holdback Shares	-	-	-	120
Adjusted EBITDA	$(2,607)	$(1,459)	$(10,296)	$(14,485)

Conference Call Information

Rekor will host its earnings conference call on November 12, 2026, at 4:30 PM Eastern Time.

Any person interested in participating in the call should please dial-in approximately 10 minutes before the start of the call using the following information:

North America: Participant Dial-In:

877-407-8037 / +1 201-689-8037

Click here for participant International Toll-Free access numbers

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=UqeeGo6C

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) builds trusted data, privacy, and security solutions for real-world video and sensor networks. Rekor's AI-powered roadway intelligence platforms are deployed across the United States, delivering privacy protected real-time data and actionable insights to transportation agencies, law enforcement, and commercial operators.

For more information, visit www.rekor.ai. For Born Authentic™, visit: https://born-authentic.io/

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about cost and cash savings, debt restructuring and the Company’s pursuit of a debt-only solution, liquidity, profitability goals, revenue growth, contract values and spending capacity, award completion, renewals, work authorizations, Q1 2027 sales and marketing launches, deployment plans, inventory sufficiency, operating efficiencies, media authentication and Born Authentic retail entry, privacy initiatives, legislation, Nasdaq compliance and legal matters. These statements reflect current expectations and involve risks and uncertainties. Actual outcomes might differ materially because of financing availability and terms, failure to complete a debt restructuring, the December 2026 maturity, the Company’s ability to continue as a going concern, final contract negotiations, agency funding, procurement and deployment timing, exercise of renewal options, revenue mix, customer retention, costs, product adoption, competition, legal outcomes, the reliability of third-party trading information, and other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent Quarterly Reports on Form 10-Q. Pipeline opportunities, potential contract values and contract ceilings do not assure future awards or revenue. This cautionary statement also applies to forward-looking statements made during the conference call referenced herein. Statements speak only as of the date of this release, and Rekor undertakes no duty to update them except as required by law.

Company Contacts

Joseph Nalepa, Chief Financial Officer

Phone: +1 (410) 762-0800 | jnalepa@rekor.ai

Charles Degliomini, Executive Vice President, Media & Investor Relations

ir@rekor.ai

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REKOR SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	September 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$5,088	$16,566
Restricted cash	259	297
Accounts receivable, net of allowance for credit losses of $604 and $519, respectively	6,675	8,770
Inventory	2,326	3,072
Note receivable, current portion	-	198
Other current assets	1,930	1,825
Total current assets	16,278	30,728
Long-term assets
Property and equipment, net	4,666	8,632
Right-of-use operating lease assets, net	805	4,716
Right-of-use financing lease assets, net	831	1,634
Goodwill	24,313	24,313
Intangible assets, net	12,350	13,250
Deposits	1,248	2,114
Total long-term assets	44,213	54,659
Total assets	$60,491	$85,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,855	$4,362
Series A Prime Revenue Sharing Notes, net of debt discount of $33 and $131, respectively	9,967	9,869
Series A Prime Revenue Sharing Notes - related party, net of debt discount of $16 and $66, respectively	4,984	4,934
Loan payable, current portion	81	83
Lease liability operating, short-term	435	2,720
Lease liability financing, short-term	424	787
Contract liabilities	3,959	4,604
Other current liabilities	1,783	1,729
Total current liabilities	26,488	29,088
Long-term liabilities
Loan payable, long-term	48	112
Lease liability operating, long-term	399	10,570
Lease liability financing, long-term	362	665
Contract liabilities, long-term	889	1,402
Deferred tax liability	93	93
Other non-current liabilities	587	587
Total long-term liabilities	2,378	13,429
Total liabilities	28,866	42,517
Stockholders' equity
Preferred stock, $0.0001 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.0001 par value; 300,000,000 shares authorized; 138,032,299 and 136,791,826 shares issued and 137,715,291 and 136,477,697 shares outstanding, respectively	13	13
Treasury stock, 317,008 and 314,129 shares, respectively	(902)	(900)
Additional paid-in capital	336,836	335,310
Accumulated deficit	(304,322)	(291,553)
Total stockholders’ equity	31,625	42,870
Total liabilities and stockholders’ equity	$60,491	$85,387

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REKOR SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$10,904	$14,194	$33,830	$35,751
Cost of revenue, excluding depreciation and amortization	5,646	5,195	16,093	16,200
Operating expenses:
General and administrative expenses	5,542	6,299	19,015	20,519
Selling and marketing expenses	590	1,465	2,191	4,923
Research and development expenses	2,088	3,660	8,009	11,289
Loss on write-off of property and equipment	2,170	-	2,170	-
Gain on lease remeasurement, net	(3,920)	-	(6,673)	-
Depreciation and amortization	1,122	1,545	3,955	4,662
Total operating expenses	7,592	12,969	28,667	41,393
Loss from operations	(2,334)	(3,970)	(10,930)	(21,842)
Other income (expense):
Interest expense, net	(525)	(568)	(1,534)	(1,744)
Loss on remeasurement of ATD Holdback Shares	-	-	-	(120)
Other income (expense), net	2	389	(305)	25
Total other (expense) income, net	(523)	(179)	(1,839)	(1,839)
Net loss	$(2,857)	$(4,149)	$(12,769)	$(23,681)
Loss per common share – basic and diluted	$(0.02)	$(0.03)	$(0.09)	$(0.20)
Weighted average shares outstanding – basic and diluted	137,656,085	125,639,665	137,315,129	116,906,389

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